Exhibit 10.12

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

US $1,150,000.00	May 28, 2009
Las Vegas, Nevada

          This Amended and Restated Convertible Promissory Note (this “Note”) is entered into as of May 28, 2009 by and between World Series of Golf, Inc., a Nevada Corporation (“Maker”) and The Slitz Family Trust (“Holder”), which amends and restates that certain Convertible Promissory Note dated February 1, 2009 between Maker and Holder.

          In consideration of the mutual covenants and promises contained herein, the parties agree as follows:

          1. Principal Obligation. FOR VALUE RECEIVED, WORLD SERIES OF GOLF, INC., a Nevada corporation (“Maker”), promises to pay to THE SLITZ FAMILY TRUST the principal sum of U.S. One Million One Hundred Fifty Thousand Dollars (US $1,150,000.00).

          2. Principal and Interest Payable Upon Demand. All principal and accrued interest shall be due and payable live (5) days after demand of Holder.

          3. Security. This Note is secured by a security agreement dated February 1, 2009 between Maker and Holder.

          4. Prior Obligations Superseded; Final Payment Of Interest On Prior Obligations. All prior debt obligations due and owing from Maker to Holder or to John Slitz or Nancy Slitz shall be deemed replaced and superseded in their entirety by the obligations set forth in this Note.

          5. Interest. The outstanding principal sum of this Note shall bear interest at eight percent (8.00%) per annum commencing February 1, 2009.

          6. Prepayment. Maker shall have the right to prepay all or any part of the principal amount of this Note from time to time without penalty.

          7. Default and Acceleration. Any one or more of the following events shall be deemed to be a breach by Maker of its obligations under this Note and an event of default hereunder (individually, an “Event of Default”):

                    (i) Holder’s failure to pay principal, interest, or any other indebtedness, or monetary obligation or liability to Holder payable under this Note, or any other agreement, note, or instrument, now or hereafter existing between Maker and Holder, as and when due and payable, whether at maturity or by acceleration and without the necessity of any prior demand therefor by Holder: or

                    (ii) Maker’s failure to perform or breach of any non-monetary obligation, covenant, agreement or condition under this Note, or any other agreement, note, or instrument,

now or hereafter existing between Holder and Maker if the same is not cured in full within ten (10) days following delivery of written notice from Holder to Maker of such failure; or

                    (iii) Maker’s commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar debtor relief law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it, or any substantial part of its property, or Maker’s consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding commenced against it; or

                    (iv) An involuntary case or other proceeding commenced against Maker seeking liquidation, reorganization or other relief with respect to Maker or its debts under any bankruptcy, insolvency or other similar debtor relief law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it, or over any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days; or

                    (v) Maker’s assignment for the benefit of creditors, or admission in writing its inability to pay its debts generally as they become due; or

                    (vi) Holder’s determination that any representation or warranty made by Maker in this Note, or any other agreement, note, or instrument, now or hereafter existing between Maker and Holder is or was, untrue or materially misleading at the time made or at any time thereafter; or

                    (vii) Any event or condition which Holder believes, in good faith, impairs or is substantially likely to impair, the prospect of payment or performance by Maker of its obligations under this Note.

          Upon the occurrence of any Event of Default, Holder shall have and hereby expressly preserves all rights and remedies, whether provided in this Note, at law, or in equity. If any amount due under this Note is reduced to judgment, or if any Event of Default described above shall occur, without limiting any of its ether rights or remedies, Holder, or any successor Holder of this Note, may, at its option, accelerate and declare the entire unpaid principal balance then payable under this Note to be immediately due and payable.

          8. Attorneys’ Fees. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel payment of this Note or any portion of the indebtedness evidenced hereby, or to enforce any rights or remedies of Holder under this Note in accordance therewith, Maker promises to pay all such attorney’s fees, costs and expenses of investigation as actually incurred by Holder as a result thereof and including, without limitation, attorneys’ fees, costs and expenses of expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 or 13 of the United States Bankruptcy Code or any successor thereto.

          9. Default Interest Rate. If this Note is not paid in full on demand or the date on which the due date of the indebtedness hereunder has been accelerated, the unpaid principal and accrued interest and all other amounts then due shall bear interest thereafter at the lower of the maximum non-usurious rate or eighteen percent (18%) per annum. Interest after default shall be immediately due and payable from the due date specified herein and shall accrue until all Events of Default have been fully cured or full payment is received, as applicable.

          10. Conversion Option. Holder may, at its sole option, convert all or any portion of the unpaid principal balance of this Note into shares of common stock, par value $0.001 per share, of the Maker at a conversion price of $0.50 per share (“Conversion Price”).

          The Conversion Price shall be subject to adjustment from time to time as follows:

                    (i) If the number of outstanding shares of common stock of Maker is increased by a dividend of shares, or split-up, or by a stock split, or by any other subdivision, then the Conversion Price shall be appropriately decreased so that the number of shares of common stock issuable on conversion of this Note shall be increased in proportion to such increase of outstanding shares of common stock.

                    (ii) If the number of outstanding shares of common stock is decreased by a combination of the outstanding shares or by a reverse stock split, then following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of common stock issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares of common stock.

          No fractional shares shall be issued upon the conversion of this Note. In lieu of issuing any fractional shares, Maker shall pay to the Holder in cash any remainder resulting after the number of whole shares is determined as a result of the conversion.

          In order to exercise this conversion option, the Holder shall deliver to Maker at its offices written notice of its intention to convert, which notice shall set forth the amount of this Note to be converted (“Notice of Conversion”). If Holder converts the entire accrued interest and unpaid principal balance of this Note then outstanding, Holder shall also surrender this Note at the offices of Maker. If only a partial conversion by Holder occurs, then together with the Notice of Conversion Holder shall surrender this Note at the offices of Maker in exchange for a new Note providing for the payment on the Maturity Date of all remaining principal and accrued interest due and owing subsequent to the conversion. Within ten (10) business days of Maker’s receipt of the Notice of Conversion, the Maker shall deliver or cause to be delivered to the Holder new shares of common stock issued in the name of the Holder. The Maker shall at all times take any and all additional actions as are necessary to maintain the required authority to issue shares in satisfaction of its obligations to Holder hereunder, in the event the Holder exercises its rights under this Option.

          11. Waiver of Notice. Maker and any endorsers, guarantors and sureties of this Note, and each of them, jointly and severally hereby waive diligence, grace, demand, presentment for payment, exhibition of this Note, notice of nonpayment, notice of dishonor, protest, notice of protest, and any and all exemption rights against the indebtedness evidenced by this Note, and specifically consent to and waive notice of any renewals or extensions of this Note, whether made to or in favor of the Maker or any other person or persons and agree to any and all extensions or renewals from time to time without notice and to any partial payments of this Note made before or after maturity and that no such extension, renewal or partial payment shall release any one or all of them from the obligation of payment of this Note or any installment of this Note, and consent to offsets of any sums owed to any one or all of them by Holder at any time. The pleading of any statute of limitations as a defense to any demand against Maker or any such endorsers, guarantors or sureties is expressly waived by each and all of said parties.

          12. Loss, Theft, Destruction or Mutilation of Note. In the event of the loss, theft or destruction of this Note, upon Maker’s receipt of a reasonably satisfactory indemnification agreement executed in favor of Makers by the party who held this Note immediately prior to its loss, theft or destruction, or in the event of the mutilation of this Note, upon Holder’s surrender to Maker of the mutilated Note, Maker shall execute and deliver to such party or Holder, as the case may be, a new promissory note in form and content identical to this Note in lieu of the lost, stolen, destroyed or mutilated Note.

          13. Notices. All notices required to be given hereunder shall be given as follows:

To Maker:

World Series of Golf, Inc.
10161 Park Run Drive, Suite 150
Las Vegas, NV 89145

To Holder:

The Slitz Family Trust
2820 High Sail Court
Las Vegas, NV

          14. Exercise of Rights. No single or partial exercise of any power granted to Holder under this Note shall preclude any other or further exercise thereof or the exercise of any other power. Holder shall at all times have the right to proceed in such order and manner as Holder may deem fit, without waiving any rights with respect to any other remedy. No delay or omission on the part of Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right.

          15. Successors and Assigns. The terms of this Note shall apply to, inure to the benefit of, and bind all parties hereto, their heirs, legatees, devisees, administrators, executors, successors, and assigns.

          16. Construction of Note. Captions in this Note are included solely for convenience and are not to be referred to in construing or interpreting this Note. Each reference in this Note to a particular paragraph is a reference to a paragraph of this Note unless otherwise expressly indicated. The terms “include,” “includes,” and “including” are not used in any limiting sense, but rather by way of example or illustration. If any portion of this Note is declared invalid, illegal or unenforceable by any court of competent jurisdiction, such portion shall be deemed severed from this Note and the remaining portions shall continue in full force and effect. Time is strictly of the essence of each and every provision of this Note.

          17. Choice of Law; Actions.

                    (i) This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Nevada, without regard to the choice of law principles of said State.

                    (ii) The exclusive venue of any action, suit, counterclaim or cross claim by either Maker or Holder arising under, out of, or in connection with this Note shall be Clark County, Nevada. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Clark County, Nevada.

          18. Waiver of Jury Trial. Maker hereby knowingly, voluntarily, intentionally, unconditionally and irrevocably waives any and all right to trial by jury in any action, suit, counterclaim or cross claim arising out of, or in connection with this Note or any course of conduct, course of dealing, statements (whether oral or written) or actions of Holder with respect to this Note. Maker agrees that it has received sufficient consideration for its waiver hereunder, and understands that any such action shall be tried by a judge without a jury.

          19. Amendments. The only way to amend or otherwise modify this Note is for all the parties to sign a written instrument which expresses the intent to amend or otherwise modify this Note. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party.

          20. Warrants. As additional consideration, Holder shall be entitled to receive warrants representing one million one hundred fifty thousand shares of Maker’s common stock exercisable at $0.50 per share until February 1, 2015, which shall be issued to Holder within ten (10) days of the execution of this Note upon the terms and conditions of Maker’s form of warrant.

          IN WITNESS WHEREOF, this Note has been executed effective the date and place above written.

WORLD SERIES OF GOLF, INC.,
A Nevada corporation (“Maker”)

By:	/s/ Joseph F. Martinez

Joseph F. Martinez
Chief Executive Officer

Accepted and approved on behalf of
The Slitz Family Trust (“Holder”)

By:	/s/ John Slitz

John Slitz
Trustee

By:	/s/ Nancy Slitz

Nancy Slitz
Trustee